CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 63 to Registration Statement No. 333-72042 of Hartford Life Insurance Company Separate Account Eleven on Form N-4, of our report dated March 1, 2018, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, appearing in the Statement of Additional Information, which part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 30, 2018